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                                                                    Exhibit 99.1

[MELLON LOGO]                                              NEWS RELEASE

      CONTACTS:

                    MELLON                    HBV CAPITAL MANAGEMENT
                    ------                    ----------------------
             Media: Gregg Stein               Armel Leslie
                    (212) 922-7859            Walek & Associates
                                              (212) 832-1811
          Analysts: Stephen Lackey
                    (412) 234-5601
                    Andrew Clark
                    (412) 234-4633

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

                    MELLON TO ACQUIRE HBV CAPITAL MANAGEMENT

    --ACQUISITION GIVES MELLON HIGHLY REGARDED HEDGE FUND MANAGER WITH $530 MILLION UNDER MANAGEMENT--

NEW YORK, June 7, 2002--Mellon Financial Corporation and HBV Capital Management LLC today announced a definitive agreement under which Mellon will acquire HBV, a New York- and London-based investment management company specializing in single-manager hedge funds. HBV is a highly regarded and rapidly growing hedge fund manager with approximately $530 million in assets under management and expertise in serving the institutional and high-net-worth marketplaces.

         The transaction, expected to close by the end of the second quarter of 2002, will be an all-cash deal, with initial consideration due at closing and further consideration contingent on HBV's future performance. Additional terms were not disclosed.

         "HBV Capital Management is another outstanding addition to Mellon's investment management organization," said Martin G. McGuinn, Mellon chairman and chief executive officer. "With HBV's strong client focus and impressive record of performance and innovation, we see this transaction benefiting existing and prospective clients of our world-class investment management subsidiaries."

         "This agreement allows HBV to continue on a rapid growth trajectory while joining one of the world's largest and most respected asset management organizations - most importantly, one that shares our commitment to investing for growth and exceptional client service," said William F. "Mickey" Harley III, chief investment officer of HBV. "Mellon's resources and expertise will allow HBV to tap new distribution channels and extend our product breadth."

         Founded in 1999 by Harley and six other experienced hedge fund professionals, HBV specializes in investment strategies at the lower-risk end of the hedge fund spectrum. HBV's product set currently includes a U.S. Risk Arbitrage Fund, a Hedged Distressed Fund and a Multi-Strategy Fund, all managed in New York, plus a European Risk Arbitrage Fund managed in London.

                                    -- MORE--


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MELLON TO ACQUIRE HBV CAPITAL MANAGEMENT
JUNE 7, 2002
PAGE 2

         "HBV deepens the level of investment expertise we offer our clients, enabling us to meet their demand for sophisticated investments that reduce portfolio risk and volatility," said Mellon Vice Chairman Ronald P. O'Hanley, president of Mellon Institutional Asset Management. "We were particularly attracted to HBV because of its experience in the institutional marketplace, where we see growth opportunities for hedge fund managers that can meet client demands for increased levels of service, reporting and risk control."

         HBV will be renamed Mellon HBV Alternative Strategies and operate as a Mellon Institutional Asset Management firm alongside Mellon's other worldwide investment businesses.

         HBV's expertise in single-manager strategies complements Mellon's existing fund of funds capabilities offered through London-based Mellon Global Alternative Investments Limited (MGAI). In addition to MGAI, Mellon also offers hedge funds to Private Wealth Management clients in the United States through an exclusive alliance with Optima Fund Management, based in New York and Bermuda. Building on the success of that alliance, Mellon in October 2001 acquired a 15 percent interest in Optima.

         Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of financial services for institutions, corporations and affluent individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $3 trillion in assets under management, administration or custody, including more than $610 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

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